Exhibit 99.1

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CONTACT:	Delta Corporate Communications 404-715-2554news archive at news.delta.com

Delta Board of Directors Names George N. Mattson as Newest Member

ATLANTA, Oct. 1, 2012 – Delta Air Lines (NYSE: DAL) board of directors today announced George N. Mattson as its newest member, effective immediately.

“We are delighted to have George Mattson join the board of directors,“ said Daniel A. Carp, Delta’s non-executive chairman of the board. “George brings deep and broad-based experience in the areas of mergers and acquisitions, corporate finance and capital markets, along with his knowledge of the airline industry and other global industries. He will enhance the strategic depth and range of Delta’s already strong and independent board of directors.”

Mattson was a Partner of Goldman, Sachs & Co. from 2002 to his retirement in August 2012. During that time, he served as co-head of the Global Industrials Group in Investment Banking, which had responsibility for a diverse set of industry sectors, including companies in the transportation industry. Mattson joined Goldman Sachs in 1994, holding positions of increasing responsibility prior to becoming a Partner in 2002.

Mattson is a member of the Board of Trustees of The Boys’ Club of New York and serves on the Board of Visitors of the Pratt School of Engineering at Duke University. Mattson previously served as a member and Chair of the Board of Directors of Volunteers of America Greater New York.

Mattson received his B.S. in Electrical Engineering from Duke University and his M.B.A. from the Wharton School of Business, University of Pennsylvania.

Delta Air Lines serves more than 160 million customers each year. During the past year, Delta was named domestic “Airline of the Year” by the readers of Travel Weekly magazine, was named the “Top Tech-Friendly U.S. Airline” by PCWorld magazine for its innovation in technology, won the Business Travel News Annual Airline Survey and was the recipient of 12 Executive Travel Magazine Leading Edge Awards for U.S. airlines. With an industry-leading global network, Delta and the Delta Connection carriers offer service to nearly 320 destinations in 60 countries on six continents. Headquartered in Atlanta, Delta employs 80,000 employees worldwide and operates a mainline fleet of more than 700 aircraft. A founding member of the SkyTeam global alliance, Delta participates in the industry’s leading trans-Atlantic joint venture with Air France-KLM and Alitalia. Including its worldwide alliance partners, Delta offers customers more than 13,000 daily flights, with hubs in Amsterdam, Atlanta, Cincinnati, Detroit, Memphis, Minneapolis-St. Paul, New York-LaGuardia, New York-JFK, Paris-Charles de Gaulle, Salt Lake City and Tokyo-Narita. The airline’s service includes the SkyMiles frequent flier program, a world-class airline loyalty program; the award-winning BusinessElite service; and more than 50 Delta Sky Clubs in airports worldwide. Delta is investing more than $3 billion through 2013 in airport facilities and global products, services and technology to enhance the customer experience in the air and on the ground. Customers can check in for flights, print boarding passes, check bags and review flight status at delta.com.

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